EXHIBIT (a)(1)(e)

palmOne, Inc.

Offer to Exchange Options

Withdrawal Form

Before signing this Withdrawal Form, please make sure you have received, read and understood the documents that make up this offer. Please print, complete and return this form to palmOne Stock Administration as instructed below.

Employee Name:	(exactly as it appeared on your Election Form)

Employee ID:

I have previously signed and returned my Election Form, in which I elected to ACCEPT palmOne’s offer to exchange some or all of my eligible options, including all options granted to me since August 31, 2003. I now wish to change my previous election and REJECT palmOne’s offer to exchange some or all of my eligible options.

I acknowledge that by withdrawing my acceptance of the offer as to some or all of the options I previously elected to cancel and exchange, I will not receive any new options pursuant to the offer in replacement for the withdrawn options. I shall keep all of the options that I now elect to withdraw. Such options will continue to be governed by the stock option plan under which they were granted and by the existing option agreements between palmOne and me.

Please check the appropriate box:

☐	I wish to withdraw ALL the options listed on my election form and instead REJECT palmOne’s offer to exchange options. I do not wish to cancel and exchange any options.

- OR -

☐	I wish to withdraw my election to cancel and exchange each of the options listed below (and on any additional sheets which I have attached to this form). I still wish to exchange the rest of the options listed on the Election Form I submitted, as well as all options granted to me on or after August 31, 2003:

Grant Number	Grant Date	Exercise Price	Shares Unexercised

You may change this withdrawal, and again elect to cancel and exchange your withdrawn options by submitting a new Election Form to palmOne Stock Administration as instructed below prior to the expiration date which will be 5:00 p.m., Pacific Time, March 29, 2004, unless extended by written notice. You may request a new copy of your Election Form by contacting Stock Administration by email at [Email address to be inserted] or by phone at [Phone number to be inserted].

Employee Signature	Date and Time	E-mail Address (for confirmation of receipt of withdrawal form)

Return completed form to palmOne Stock Administration NO LATER than 5:00 p.m., Pacific Time, on March 29, 2004, unless extended by written notice, by either hand delivery to palmOne Stock Administration, Bldg 4, 1st Floor, Cube 070, 400 N. McCarthy Blvd., Milpitas, CA 95035, U.S.A., or by fax at (408) 503-7120 (primary), or (408) 503-2350 (alternate).